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                                                                    Exhibit 99.a


                Ronson's Response to Steel Partners' Allegations

     Somerset, N.J., January 28, 2004 - Ronson Corporation (NASDAQ Small Cap RONC; OTC Bulletin Board RONCP) today reported:

     Steel Partners II (Steel), the limited partnership used by Warren Lichtenstein (Lichtenstein) has issued a misleading press release attacking Ronson Corporation's Chief Executive Officer, among others. Lichtenstein is referred to as a "Corporate Vulture" who preys on small-cap companies. The release was issued by Lichtenstein's newly hired public relations advisor, Sitrick and Company, whose founder has been called the "Wizard of Spin".

     Responding to the allegations, Daryl Holcomb, Chief Financial Officer of Ronson, stated, "Steel presumes to criticize Mr. Aronson, Ronson's CEO, whose policies and leadership have resulted in dramatically increased sales and earnings in 2003 for the Company despite the large draining costs to Ronson to defend itself against Mr. Lichtenstein's attacks. These increased sales and earnings, along with new products, have led to a doubling of Ronson's stock price in the past year. This attack by Lichtenstein is yet another in a long string of attacks on Ronson by him over the last six years." During that six year period, Lichtenstein has waged two proxy contests. In each instance, Ronson stockholders have overwhelmingly rejected him and his proposals.

     Specifically with respect to the Steel release's erroneous statement that the CEO's employment contract provides for an expensive death benefit, Mr. Holcomb continued, "Steel's release deliberately omits the fact that most of the cost of the benefit is covered by life insurance payable to the Company, which greatly reduces any cost to the Company and its stockholders if triggered."

     Mr. Holcomb further noted that Lichtenstein, in his attacks on Ronson and other companies, has recently publicly purported to be a disciple of "corporate governance", a most unlikely and disingenuous concept for him. For example, in a filing with the SEC earlier this month, Lichtenstein announced his decision to de-register Gateway Industries, Inc., a company he controls. Lichtenstein cited costs, other insignificant justifications, and most significantly, that the de-registration of Gateway will free him and Steel from the "corporate governance" requirements. Mr. Lichtenstein admits that his decision to de-register was, "Particularly in view of the new rules promulgated under the Sarbanes-Oxley Act..." These rules were specifically enacted by Congress in 2002 for the protection of investors.

     It must be kept in mind that Lichtenstein and Steel have been trying to take over Ronson for six years. Gateway is the company he proposed as a merger partner for Ronson some years ago. Ronson rejected the proposal after an in-depth "due diligence" investigation by Ronson's Board of Directors and Management personnel. Lichtenstein now intends to remove Gateway from the mainstream protections to stockholders under SEC regulations and securities laws.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300